Exhibit 10.19

NTELOS INC.

2005 EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

Effective January 1, 2005

and as Subsequently Amended Effective as of

January 11, 2005, February 23, 2005, April 27, 2005 and January 25, 2006.

INTRODUCTION

On March 22, 1982, the Board of Directors of Clifton Forge-Waynesboro Telephone Company adopted an unfunded non-qualified deferred compensation plan (the “Old Plan”). The purpose of the Old Plan was to supplement the retirement benefits payable under the Company’s tax-qualified plans to those key employees selected to participate. The Board determined that the adoption of the Old Plan would assist it in attracting and retaining those employees whose judgment, abilities and experience will contribute to its continued progress.

Effective January 1, 1994, the Old Plan was amended and restated to (1) change the name of the Old Plan to reflect the change in the Old Plan’s sponsorship, (2) revise the benefit formula and (3) provide pre-retirement death and disability benefits to those participants who die or become disabled while employed by the Company. Effective January 1, 2000, the Old Plan was amended primarily (1) to provide participants with certain benefits upon termination of employment after a change in control and (2) to modify the calculation of benefits provided under the Old Plan. Effective January 1, 2002, the Old Plan was amended primarily to (1) modify the definition of a change in control, (2) modify the noncompetition provisions of the Old Plan, (3) provide for certain accelerated payments upon a change in control, and (4) limit the Company’s ability to amend the Old Plan. Effective July 1, 2002, the Old Plan was amended to (1) modify the definition of final pay and (2) provide that, in the event of a merger or acquisition, prior service with the merged or acquired entity would not be credited for purposes of the Old Plan. Effective September 16, 2003, the Old Plan was amended to (1) provide that benefits provided under the Old Plan would not be reduced to reflect early commencement for individuals employed on September 16, 2003 whose employment subsequently was terminated by the Company without cause or by the participant for good reason, (2) modify the definitions of cause and change in control, (3) modify the noncompetition provisions of the Old Plan, (4) add a confidentiality provision and (5) make such other changes as are set forth herein.

In response to the enactment of Section 409A of the Code, the Company froze the Old Plan, so that benefits provided under the Old Plan were limited to benefits that were earned or accrued and vested or nonforfeitable (within the meaning of Section 409A of the Code) as of December 31, 2004 (and related earnings and losses to the extent applicable). In connection with the amendment of the Old Plan, the Company also adopted this new unfunded non-qualified deferred compensation plan (the “Plan”), effective January 1, 2005, which provided that its provisions would be the same as those under the Old Plan (but without a duplication of benefits), except that (1) the Plan would not include any term, condition or provision that does not satisfy Section 409A of the Code (except as otherwise permitted under the Section 409A transition rules) and (2) the benefits provided under the Plan would include only benefits earned or accrued under the Plan which are forfeitable or unvested as of December 31, 2004 and benefits earned or accrued on or after January 1, 2005 (and related earnings and losses to the extent applicable). The foregoing amendment of the Old Plan and adoption of this Plan were contingent on the consent of the affected participants, which consent the Company obtained.

In connection with the Company’s proposed tender offer to acquire shares of its stock, effective as of January 11, 2005, the Company also amended the Old Plan and this Plan to remove all noncompetition and confidentiality forfeiture provisions relating to benefits of Participants who were actively employed by the Company on December 31, 2004, to the extent such benefits were earned or accrued as of December 31, 2004 and otherwise vested or nonforfeitable (not considering those forfeiture provisions) and also to vest fully and remove all such forfeiture provisions relating to certain benefits of Mary McDermott that were earned and accrued as of December 31, 2004 under the Old Plan and this Plan. The Company vested the accrued benefits of Mary McDermott that would be equal to the amount of her benefits that were earned and accrued as of December 31, 2004 under the Old Plan and this Plan treating her as if she (i) had seven (7) years of service solely for purposes of determining her rights for benefits if she were to voluntarily terminate employment (but not for purposes of calculating her “Applicable Percentage”) and (ii) was fully vested in the NTELOS Inc. Savings and Security Plan and the Revised Retirement Plan for the Employees of NTELOS Inc. Contingent on consummation of the tender offer, effective as of January 11, 2005, the Company terminated the portions of the Old Plan and this Plan that related to the benefits of Participants who were actively employed by the Company on December 31, 2004, to the extent such benefits were earned and accrued as of December 31, 2004 and vested or nonforfeitable (after the vesting and elimination of the forfeiture provisions described above). In connection therewith, the Company made a lump sum distribution to the affected Participants of the present value of their vested benefits under the terminated portions of the Old Plan and this Plan. The benefits of Participants who were actively employed by the Company on December 31, 2004 that were earned and accrued as of such time and that were vested or nonforfeitable (after the vesting and elimination of the forfeiture provisions described herein) were not increased by any additional Years of Service to which the Participant may be entitled in connection with any severance pay the Participant might receive nor did they reflect the provisions of Old Plan Section 3.02(d) (Section 3.02(c) in this Plan) which gives certain Participants who were employed by the Company on September 16, 2003 and whose employment subsequently is terminated by the Company without Cause or by the Participant for Good Reason certain additional benefits, which provisions shall only continue with respect to the portion of this Plan that has not been terminated.

In connection with the Company’s proposed tender offer to acquire shares of its stock, effective as of February 23, 2005, the Company amended the definition of Final Pay to exclude (i) any compensation a Participant recognizes relating to the exercise, cancellation, sale, transfer or other disposition of seventy-five percent (75%) of the stock options granted to the Participant under the NTELOS Inc. Stock Option Plan that are outstanding as of February 1, 2005 and (ii) if the tender offer is consummated by August 15, 2005, any compensation the Participant recognizes relating to the exercise, cancellation, sale, transfer or other disposition of the remaining twenty-five percent (25%) of the stock options granted to the Participant under the NTELOS Inc. Stock Option Plan that are outstanding as of February 1, 2005.

In connection with the freezing of the Old Plan and the adoption of this Plan and in order to clarify that there are no duplication of benefits between the Old Plan and this Plan, effective as of April 27, 2005, the Company amended the definition of Final Pay to exclude amounts paid pursuant to this Plan and the Old Plan.

On May 2, 2005, a change in control as defined under the previous plan document occurred, pursuant to which the Quadrangle Entities (as defined herein) and the CVC Entities (as defined herein) became the owners of more than 50% of the combined voting power of the then outstanding securities of the Company. Accordingly, pursuant to the terms of the Plan and consistent with Section 409A of the Code, the benefits that were earned or accrued and vested or nonforfeitable through that time (calculated consistent with the terms of the Plan) were paid. All such amounts that were paid in connection with such change in control reduces on an Actuarial Equivalent basis (but not below zero) any further benefits otherwise payable to any such Participant under the Plan.

Finally, effective as of January 25, 2006, the Company amended the Plan to exclude from the definition of “Final Pay” any compensation income a Participant might recognize relating to the grant, vesting, exercise, payment, cancellation, sale, transfer or other disposition of any form of equity award, such as compensation income attributable to stock options, restricted stock, stock appreciation rights, restricted stock units, phantom stock or other similar awards, unless the equity award to which that compensation income relates was granted to the Participant in lieu of salary, wages, bonuses and similar amounts, in which case all compensation income relating to any equity award granted in lieu of salary, wages, bonuses and the like shall be included within Final Pay. The Board, in its sole discretion, shall determine if any such equity award was granted in lieu of salary, wages, bonuses and the like.

This Plan is intended to be a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation for a “select group of management or highly compensated employees” (as such phrase is used in the Employee Retirement Income Security Act of 1974). The Plan must be administered and construed in a manner that is consistent with that intent. This Plan document reflects the Plan as established effective January 1, 2005, and as subsequently amended as of January 11, 2005, February 23, 2005, April 27, 2005 and January 25, 2006. This Plan document has not yet been amended to comply in form with Section 409A of the Code; however, the Plan shall be read to exclude any term, condition or provision that does not satisfy Section 409A of the Code, taking into account the transition guidance to allow all such terms, conditions or provisions to remain in effect to the maximum extent allowed under the transition guidance without running afoul of Section 409A of the Code.

ARTICLE I

DEFINITIONS

The following phrases or terms have the indicated meanings:

1.01. Affiliate means (i) any entity that is a member of a controlled group of corporations as defined in Code Section 1563(a), determined without regard to Code Sections 1563(a)(4) and 1563(e)(3)(c), of which the Company is a member according to Code Section 414(b); (ii) an unincorporated trade or business that is under common control with the Company as determined according to Code Section 414(c); or (iii) a member of an affiliated service group of which the Company is a member according to Code Section 414(m).

1.02. Annuity Starting Date means the first day of the first period for which a benefit is payable under the Plan.

1.03. Board means the Board of Directors of NTELOS Inc.

1.04. Cause has the same definition as under any employment agreement between the Company and the Participant or, if no such employment agreement exists or if such employment agreement does not contain any such definition, Cause means the Participant’s (i) gross or willful misconduct, (ii) willful and repeated failure to comply with the lawful directives of the Board or any supervisory personnel, (iii) criminal act or act of dishonesty or willful misconduct that has a material adverse impact on the property, operations, business or reputation of the Company or any subsidiary, (iv) illegal act or act of fraud, dishonesty or misappropriation involving the Company or any subsidiary, (v) commission of or plea of guilty or nolo contendere to a felony or a crime involving dishonesty, (vi) material breach of the terms of any confidentiality, non-competition, non-solicitation or employment agreement that the Participant has with the Company, (vii) negligence or malfeasance in a matter of material importance to the Company or any subsidiary, (viii) material failure to perform the duties and responsibilities of the Participant’s position after written notice and a reasonable opportunity to cure (not to exceed 90 days), (ix) grossly negligent conduct, or (x) conduct or activities materially damaging to the property, operations, business or reputation of the Company or any subsidiary (it being understood that conduct or activities pursuant to the Participant’s exercise of good faith business judgment shall not justify a termination for Cause under clause (x)). The Participant also will be deemed to have been terminated for Cause if, in connection with the sale, transfer, conveyance or other disposition of all or substantially all of the assets (whether by asset sale, stock sale, merger, combination or otherwise) of one or more of the Company’s Material Lines of Business (a “Sale” of a “Material Line of Business), one or more purchasers of any such Material Line of Business offers “comparable employment” to the Participant, the Participant declines such offer of employment and the Company terminates the Participant’s employment, for any reason whatsoever, within six (6) months after the consummation of the Sale of the Material Line of Business. For this purpose, “comparable employment” means that (i) the Participant’s base salary and target incentive payments are not reduced more than 10 percent in the aggregate, (ii) the Participant’s job duties and responsibilities are not diminished (but a reduction in the size of the Company as a result of the Sale of a Material Line of Business shall not alone constitute a diminution in the Participant’s job duties and responsibilities), (iii) the Participant is not required to relocate to a facility more than 50 miles from Participant’s principal place of employment at the time of the Sale, and (iv) the Participant is provided benefits that are comparable in the aggregate to those provided to the Participant immediately prior to the Sale. In no event shall any termination of employment be deemed for Cause unless the Participant’s employment is terminated within 120 days of when the Company or any subsidiary learns of the act or conduct alleged to constitute Cause and the Company’s Chief Executive Officer or his designee or the Board concludes that the situation warrants a determination that the Participant’s employment terminated for Cause; however, in the case of the Chief Executive Officer, any determination that the Chief Executive Officer’s employment terminated for Cause shall be made by the Board acting without the Chief Executive Officer.

1.05. Change in Control means any of the following described in clauses (a) through (e) below, provided that a “Change in Control” shall not mean any event listed in clauses (a) through (e) that occurs directly or indirectly as a result of or in connection with Quadrangle Capital Partners LP, a Delaware limited partnership, Quadrangle Select Partners LP, a Delaware limited partnership, and Quadrangle Capital Partners - A LP, a Delaware limited partnership (collectively the “Quadrangle Entities”) and/or Citigroup Venture Capital Equity Partners, L.P., a Delaware limited partnership, CVC/SSB Employee Fund, L.P., a Delaware limited partnership, CVC Executive Fund LLC, a Delaware limited liability company (collectively the “CVC Entities”) and/or their Related Parties, related funds and co-investors, becoming the owner or “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of

Company securities representing more than fifty-one percent (51%) of the combined voting power of the then outstanding securities, or the shareholders of the Company approve a merger, consolidation or reorganization of the Company with any other company and such merger, consolidation or reorganization is consummated, and after such merger, consolidation or reorganization any of the Quadrangle Entities, the CVC Entities and/or their respective Related Parties, related funds and co-investors, acquire more than fifty-one percent (51%) of the combined voting power of the Company’s then outstanding securities:

(a) any Person is or becomes the owner or “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Company securities representing more than fifty-one percent (51%) of the combined voting power of the then outstanding securities;

(b) consummation of a merger, consolidation or reorganization of the Company with any other company, or a sale of all or substantially all the assets of the Company (a “Transaction”), other than (i) a Transaction that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent either directly or indirectly more than fifty-one percent (51%) of the combined voting power of the then outstanding securities of the Company or such surviving or purchasing entity;

(c) the shareholders of the Company approve a plan of complete liquidation of the Company and such liquidation is consummated;

(d) a sale, transfer, conveyance or other disposition (whether by asset sale, stock sale, merger, combination or otherwise) (a “Sale”) of a Material Line of Business (other than any such sale to the Quadrangle Entities, the CVC Entities or their Related Parties, related funds and co-investors, except that with respect to this clause (d) there shall only be a Change in Control with respect to a Participant who is employed at such time in such Material Line of Business (whether full or part-time), and the Participant does not receive an offer for “comparable employment” with the purchaser and the Participant’s employment is terminated by the Company or any Related Party of the Company no later than six (6) months after the consummation of the Sale of the Material Line of Business. For these purposes, “comparable employment” means that (i) the Participant’s base salary and target incentive payments are not reduced in the aggregate, (ii) the Participant’s job duties and responsibilities are not diminished (but a reduction in size of the Company as the result of a Sale of a Material Line of Business, or the fact that the purchaser is smaller than the Company, shall not alone constitute a diminution in the Participant’s job duties and responsibilities), (iii) the Participant is not required to relocate to a facility more than fifty (50) miles from the Participant’s principal place of employment at the time of the Sale and (iv) the Participant is provided benefits that are comparable in the aggregate to those provided to the Participant immediately prior to the Sale; or

(e) during any period of twelve (12) consecutive months commencing upon the effective date of the Plan, the individuals who constitute the Board, upon the effective date of the Plan, and any new director who either (i) was elected by the Board or nominated for election by the Company’s stockholders was approved by a vote of more than fifty percent (50%) of the directors then still in office who either were directors, upon the effective date of the Plan, or whose election or nomination for election was previously so approved or (ii) was appointed to the Board pursuant to the designation of Quadrangle Entities and/or the CVC Entities, cease for any reason to constitute a majority of the Board.

For purposes of the foregoing, “Material Line of Business” means any line or lines of business or service or group of services which represent(s) in the aggregate either twenty-five percent (25%) or more of the Company’s consolidated revenues or twenty-five percent (25%) or more of the Company’s consolidated EBITDA (earnings before interest, taxes, depreciation and amortization) for the twelve-month period ended on the last day of the most recently ended fiscal quarter for the Company. For purposes of the foregoing, “Related Party” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.

1.06. Code means the Internal Revenue Code of 1986, as amended.

1.07. Company means NTELOS Inc.

1.08. Control Change Date means the date on which a Change in Control occurs. If a Change in Control occurs on account of a series of events, the “Control Change Date” shall be the date on which the last of such events occurs.

1.09. Disability or Disabled has the same meaning as such terms have under the Company’s long-term disability plan.

1.10. Eligible Employee means an individual who (i) is employed by the Company or an Affiliate; and (ii) is a member of management or is a highly compensated employee.

1.11. Exchange Act means the Securities Exchange Act of 1934 as amended.

1.12. Final pay means one-twelfth of the average of the Participant’s five consecutive years when his earnings from the Company as reported on Form W-2, plus any salary reduction amounts, were the highest; provided, however, that for any year, or portion thereof, in which Donna Persing was working for the Company under a reduced schedule, her earnings shall not be less than $163,000 for such year, or the pro rata equivalent for a portion of any year, plus a bonus calculated using the above salary and applying to that salary the applicable % if bonuses are paid during the period under a reduced schedule. In all cases, Final Pay shall be determined without regard to, and shall not include, amounts paid pursuant to this Plan and/or the Old Plan. Additionally, notwithstanding the foregoing, Final Pay shall not include any compensation income the Participant recognizes relating to the grant, vesting, exercise, payment, cancellation, sale, transfer or other disposition of any form of equity award, such as compensation income attributable to stock options, restricted stock, stock appreciation rights, restricted stock units, phantom stock or other similar awards, unless the equity award to which that compensation income relates was granted to the Participant in lieu of salary, wages, bonuses and similar amounts, in which case all compensation income relating to any equity award granted in lieu of salary, wages, bonuses and the like shall be included within Final Pay. The Board, in its sole discretion, shall determine if any such equity award was granted in lieu of salary, wages, bonuses and the like.

1.13. Good Reason has the same definition as such term or any similar concept under any employment agreement between the Company and the Participant. In no event shall the Participant be considered to have terminated employment for “Good Reason” under this Plan if the Participant has no employment agreement or has an employment agreement that does not contain a definition of “Good Reason” or any similar concept.

1.14. Old Plan has the meaning given in the Introduction of the Plan.

1.15. Participant means an Eligible Employee who is designated by the Board to participate in the Plan in accordance with Article II. An individual shall remain a Participant only so long as the individual remains an Eligible Employee or is entitled to benefits under the Plan.

1.16. Person means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

1.17. Plan means this 2005 NTELOS Inc. Executive Supplemental Retirement Plan in its present form and as hereafter amended.

1.18. Qualified Pre-Retirement Survivor Annuity means the monthly benefit payable to the Participant’s Surviving Spouse, if any, on the death of the Participant prior to his Annuity Starting Date in the form determined under Section 1.33 of the Retirement Plan.

1.19. Retirement and Retire mean severance from employment with the Company or an Affiliate on or after becoming eligible for early, normal or postponed retirement under the Retirement Plan.

1.20. Retirement Plan means the Revised Retirement Plan for the Employees of NTELOS Inc.

1.21. Supplemental Benefit Account means an account established under a funded plan on behalf of a Plan Participant who also participates in such plan.

1.22. Surviving Spouse means, for purposes of Plan Section 3.03, the person to whom the Participant legally married throughout the one-year period ending on the date of the Participant’s death.

1.23. Year of Service means a Participant’s years of service for purposes of vesting under the Retirement Plan. Except as otherwise specifically provided herein, Years of Service also includes any period in which a Participant is entitled to receive severance pay under any Company severance pay plan or under an agreement between the Company and the Participant. Notwithstanding any provision of the Retirement Plan to the contrary, for any individual who became an Employee of the Company as a result of the Company’s merger with or acquisition of such individual’s employer, or as a result of the Company’s merger with or acquisition of any such employer’s operating assets, service prior to such acquisition shall not be taken into account in determining such Employee’s Year(s) of Service for purposes of Plan Section 3.01(a).

ARTICLE II

PARTICIPATION

An Eligible Employee who is designated to participate in the Plan by the Board shall become a Participant in the Plan as of the date specified by the Board. A Participant shall continue to participate until such date he is no longer an Eligible Employee or until he is no longer entitled to benefits under the Plan. In no event may the Board declare that a Participant is no longer a Participant or revoke or rescind a Participant’s designation as such other than as described in the preceding sentence.

ARTICLE III

BENEFITS

3.01. Amount of Benefit

(a) Upon Retirement, a Participant shall be entitled to a monthly Retirement benefit which shall commence on such Retirement date and which shall be payable on the first day of each month thereafter. For all Participants, the amount of such monthly Retirement benefit shall be equal to (i) minus (ii), (iii), (iv), (v) and (vi) below, as reduced if applicable as described in Section 3.06 of the Plan, where:

(i) equals the Participant’s Final Pay times the Applicable Percentage (as shown on Exhibit I to the Plan);

(ii) equals the monthly Retirement Annuity payable under the Retirement Plan (determined as a straight life annuity);

(iii) equals the monthly benefit payable to the Participant at age 62 under the Federal Social Security Act in effect as of the date of determination, assuming that the Participant had continued in the employ of the Company until his age 62 and whether or not the Participant is currently receiving such benefit;

(iv) equals the monthly benefit (determined as a straight life annuity) that would be payable to the Participant based on the employer-provided benefit under the NTELOS Inc. Savings and Security Plan assuming that the Participant contributed to such plan at the maximum rate allowable by law and permitted under such plan and that such contribution earns interest at interest rate paid on twenty-four month Treasury bills as in effect on the first day of each calendar year from the date of contribution to the date of determination;

(v) equals the monthly benefit (determined as a straight life annuity and on an Actuarial Equivalent basis) of the benefit amount calculated in connection with the lump sum distribution paid under the Old Plan and this Plan to the Participants who were actively employed by the Company on December 31, 2004 and who received a lump sum distribution of the present value of their benefits that were earned and accrued as of December 31, 2004 and vested or nonforfeitable (after the vesting and elimination of the forfeiture provisions described in the Introduction of the Plan) under the terminated portions of the Old Plan and this Plan;

(vi) equals the monthly benefit (determined as a straight life annuity and on an Actuarial Equivalent Basis) of the benefit amount calculated in connection with the lump sum distribution paid under the Old Plan and this Plan to the Participants in connection with the change in control that occurred on May 2, 2005, pursuant to which the Quadrangle Entities and the CVC Entities became the owners of more than 50% of the combined voting power of the then outstanding securities of the Company (but not including any amount in this (vi) that would reduce the Retirement benefit below zero); and

(vii) equals the monthly benefit (determined as a straight life annuity), if any, payable to Participant under the Old Plan (other than the amounts described in (v) and (vi) above).

(b) From time to time, the Board may, in its sole and absolute discretion, increase the monthly benefit payable to a Participant in pay status to reflect cost-of-living increases.

3.02. Timing and Form of Payment

(a) The payment of any benefit under this Article shall begin as of the same date that the Participant’s retirement benefit under the Retirement Plan is scheduled to commence.

(b) The benefits payable under this Article shall be paid in the manner designated by the Board in its sole discretion. If the Board has made no designation of the manner in which the Plan’s benefits shall be paid as of the date such benefits become payable to the Participant, the Board shall be deemed to have made a designation that the Plan’s benefit payments shall be payable on behalf of the Participant, for the same period and in the same manner and in the same form as the Participant elected under the Retirement Plan.

(c) Except as provided in the next sentence, benefits not paid in a straight life annuity or commencing prior to what would have been the Participant’s normal retirement date under the Retirement Plan must be the Actuarial Equivalent of a straight life annuity and must be reduced to reflect early commencement based on the factors and assumptions employed under the Retirement Plan. Notwithstanding the preceding sentence, however, for any Participant who is employed by the Company on September 16, 2003 and whose employment subsequently is terminated by the Company without Cause or by the Participant for Good Reason, benefits commencing prior to what would have been the Participant’s normal retirement date under the Retirement Plan that are reduced to reflect early commencement shall not be reduced below the minimum benefit percentage (as set forth in the next sentence), calculated consistent with the methodology employed under the Retirement Plan. The minimum benefit percentage equals the sum of (i) 50% plus (ii) the percentage that equals (A) the Participant’s years of service for purposes of vesting under the Retirement Plan (which shall not include any years of service creditable under the second sentence of Section 1.23) divided by (B) the total number of years of service the Participant needs (based on his or her age and taking into account increases in age as additional years of service are rendered) to equal at least 85 (C) multiplied by 50%. Attached hereto as Exhibit 3.02(c) is an example of how the minimum benefit percentage shall be calculated and applied with respect to any benefits commencing prior to what would have been the Participant’s normal retirement date.

3.03. Death Benefits

If a Participant dies prior to what would have been his Annuity Starting Date under the Retirement Plan, the Participant’s Surviving Spouse, if any, shall be entitled to a Qualified Pre-Retirement Survivor’s Annuity commencing on what would have been the Participant’s earliest retirement age under the Plan. The amount of the Qualified Pre-Retirement Survivor Annuity will be determined under the formula in Plan Section 3.01(a) based on the Participant’s Years of Service as of his date of death and as reduced if applicable as described in Section 3.06 of the Plan. In the event of a Participant’s death after his Annuity Starting Date, benefits will be paid in accordance with the form of benefit determined under Plan Section 3.02(b) above.

3.04. Disability Benefits

Participants who have completed fifteen (15) Years of Service and who become Disabled while in the employ of the Company or an Affiliate shall be entitled to a monthly retirement allowance computed under Plan Section 3.01(a) and based on his Years of Service as of the date he became Disabled and as reduced if applicable as described in Section 3.06 of the Plan. Notwithstanding the preceding sentence, however, if the Participant who becomes Disabled while in the employ of the Company or an Affiliate has not completed fifteen (15) Years of Service, such Participant shall be entitled to receive the benefits described in Section 5.02(b), if any, as if the Company at such time had discharged the Participant without Cause and as reduced if applicable as described in Section 3.06 of the Plan. Benefits shall be payable when the Participant reaches his earliest retirement date under the Plan. If such Participant dies before he is eligible to commence benefits, his surviving spouse shall be entitled to a Qualified Pre-Retirement Survivor’s Annuity as determined under Plan Section 3.03.

3.05. Forfeiture

(a) Benefits payable under this Plan shall be forfeited if, (i) while the Participant is employed by the Company, the Participant competes, directly or indirectly, with the business conducted by the Company or directly or indirectly provides services to any Competitor or (ii) within twenty-four (24) months after the Participant’s employment with the Company ends for any reason (the “Non-Competition Period”), the Participant competes with the Company by performing or causing to be performed the same or similar types of duties or services that the Participant performed for the Company for a Competitor of the Company in any capacity whatsoever, directly or indirectly, within any city or county of the continental United States in which, at the time of the Participant’s employment with the Company ends, the Company provides services or products, offers to provide services or products, or has documented plans to provide or offer to provide services or products within the Non-Competition Period provided that the Participant has knowledge of those plans at the time the Participant’s employment with the Company ends (the “Service Area”). Additionally, the Participant agrees that during the Non-Competition Period, the Participant will not, directly or indirectly, sell, attempt to sell, provide or attempt to provide, any wireless or wireline telecommunication services, including but not limited to internet services, to any person or entity who was a customer or an actively sought prospective customer of the Company, at any time during the Participant’s employment with the Company. The restrictions set forth in this Section 3.05 shall immediately terminate and shall be of no further force or effect in the event of a default by the Company in the payment of any consideration, if any, to which the Participant is entitled hereunder, which default is not cured within thirty (30) days after written notice thereof. The Participant acknowledges and agrees that because of the nature of the Company’s business, the nature of the Participant’s job responsibilities, and the nature of the Confidential Information (as defined in Section 3.07 below) and trade secrets of the Company which the Company will give the Participant access to, any breach of this provision by the Participant would result in the inevitable disclosure of the Company’s trade secrets and Confidential Information to its direct Competitors.

(b) Benefits payable under this Plan also shall be forfeited if, while the Participant is employed by the Company or within the Non-Competition Period, the Participant, directly or indirectly, solicits or encourages any employee of the Company to terminate employment with the Company; hires, or causes to be hired, for any employment by a Competitor, any person who within the preceding 12-month period has been employed by the Company, or assist any other person, firm or corporation to do any of the acts described in this sentence.

(c) The Participant acknowledges and agrees that the Company has a legitimate business interest in preventing the Participant from engaging in activities competitive with it as described in this Section 3.05 and that any breach of this Section 3.05 would constitute a material breach of this Section 3.05 the conditions for payments under this Plan.

(d) The Company may notify anyone employing the Participant or evidencing an intention to employ the Participant during the Non-Competition Period as to the existence and provisions of this Plan and may provide such person or organization a copy of these provisions. The Participant agrees that the Participant will provide the Company the identity of any employer the Participant plans to go to work for during the Non-Competition Period along with the Participant’s anticipated job title, anticipated job duties with any such employer, and anticipated start date. The Company will analyze the proposed employment and make a determination as to whether it would violate this Section 3.05. If the Company determines that the proposed employment would not pose an unacceptable threat to the Company’s interests, the Company will notify the Participant in writing that it does not object to the employment. The Participant further agrees to provide a copy of these provisions of the Plan to anyone who employs the Participant during the Non-Competition Period.

(e) The Participant acknowledges and agrees that this Section 3.05 is intended to limit the Participant’s right to compete only to the extent necessary to protect the Company’s legitimate business interest. The Participant acknowledges and agrees that the Participant will be reasonably able to earn a livelihood without violating the terms of this Section 3.05. If any of the provisions of this Section 3.05 should ever be deemed to exceed the time, geographic area or activity limitations permitted by applicable law, the Participant agrees that such provisions may be reformed to the maximum time, geographic area and activity limitations permitted by applicable law, and the Participant authorizes a court or other trier of fact having jurisdiction to so reform such provisions. In the event the Participant breaches any of the restrictions or provisions set forth in this Section 3.05, the Participant waives and forfeits any and all rights to any further benefits under the Plan. Additionally, in the event the Participant breaches any of the restrictions or provisions set forth in this Section 3.05, the Participant agrees to repay the Company for any of the consideration paid pursuant to the Plan.

(f) For purposes of this Section 3.05, the following definitions will apply:

(i) “Directly or indirectly” as used in this Plan includes an interest in or participation in a business as an individual, partner, shareholder, owner, director, officer, principal, agent, employee, consultant, trustee, lender of money, or in any other capacity or relation whatsoever. The term includes actions taken on behalf of the Participant or on behalf of any other person. “Directly or indirectly” does not include the ownership of less than 5% of the outstanding shares of any corporation, if such shares are publicly traded in the over-the-counter market or listed on a national securities exchange.

(ii) “Competitor” as used in this Plan means any person, firm, association, partnership, corporation or other entity that competes or attempts to compete with the Company by providing or offering to provide wireless or wireline telecommunication services, including but not limited to internet services, within any city or county in which the Company provides or offers those services or products.

(g) Notwithstanding any other provision of this Section 3.05, the Participant will not be considered to have violated any prohibition against competing with the Company if the Participant is (1) employed or retained by (i) any parent, subsidiary or affiliate organization of any Competitor where that parent, subsidiary or affiliate organization does not itself, and the Participant’s employment will not cause the Participant to compete or attempt to compete with the Company by providing or offering to provide wireless or wireline telecommunications services, including but not limited to internet services, within the Service Area or (ii) any Competitor, directly or indirectly, so long as the Participant’s employment or service does not relate to working within the Service Area or to activities that would benefit the Competitor principally within the Service Area or (2) working or providing services within the Service Area so long as the Participant’s employment or service does not relate to the type of services provided or offered by the Company within that Service Area or to services for which the Company has documented plans to provide, offer or supply within that Service Area at the time of Participant’s termination of employment or (3) selling or attempting to sell wireless or wireline telecommunications services, including but not limited to internet services, so long as the services or products, which the Participant is selling or attempting to sell to a customer, do not relate to the type of services or products provided or offered by the Company to such customer or for which the Company has documented plans to provide, offer or supply to such customer at the time of Participant’s termination of employment; provided, however, that the Participant is nevertheless prohibited from (i) selling, attempting to sell, and providing or attempting to provide, to any person who was a customer, or who was actively sought as a customer, of the Company at the time of Participant’s termination of employment any wireless or wireline telecommunications services, including but not limited to internet services, that are the type of services or products that the Company sold, attempted to sell or provided or attempted to provide to such customer as described in (a) above and (ii) soliciting or encouraging any employee of the Company to terminate employment or taking any other of the prohibited actions as described in (b) above.

(h) Notwithstanding any other provision of this Section 3.05, for any Participant who was actively employed by the Company on December 31, 2004, these forfeiture provisions shall not apply to any benefits that were earned or accrued as of December 31, 2004 and otherwise vested or nonforfeitable (not considering these forfeiture provisions) and with respect to Mary McDermott, the portion of her benefits that were earned or accrued as of December 31, 2004 under the Old Plan and this Plan shall be fully vested and nonforfeitable, and not subject to forfeiture under these provisions, with respect to the amount of her benefits that are earned and accrued as of December 31, 2004 treating her as if she (i) had seven (7) years of service solely for purposes of determining her rights for benefits if she were to voluntarily terminate employment (but not for purposes of calculating her “Applicable Percentage”) and (ii) was fully vested in the NTELOS Inc. Savings and Security Plan and the Retirement Plan.

3.06. Change in Control

(a) On a Control Change Date, notwithstanding any other provision of the Plan, a Participant shall be entitled to a lump sum cash payment which shall be made on the Control Change Date equal to the Actuarial Equivalent of all his benefits under the Plan as of the date he would have been eligible to Retire and determined under Plan Section 3.01(a), based on his Years of Service as the Control Change Date (which shall include any Years of Service creditable under the second sentence of Section 1.23), provided, however, that no such benefits under this Section 3.06(a) shall be payable if Participant is not an Eligible Employee as of the Control Change Date.

(b) Notwithstanding any other provision of the Plan, on and after a Control Change Date, a Participant who is not an Eligible Employee on a Control Change Date and who has commenced receiving or is otherwise entitled to receive benefits under the Plan (other than on account of this Section 3.06(b)), and a Participant who is an Eligible Employee as of the Control Change Date and who commences receiving or otherwise becomes entitled to receive benefits under the Plan (other than on account of this Section 3.06(b)) after such Control Change Date because of Retirement, death or becoming Disabled, shall be entitled to a lump sum cash payment which shall be made on the Control Change Date, or for a Participant who is an Eligible Employee as of the Control Change Date as soon as practical after the Participant otherwise becomes entitled to receive benefits under the Plan, equal to the Actuarial Equivalent of all his remaining benefits under the Plan as of such time.

(c) Notwithstanding any other provision of this Plan, any payment made to a Participant under this Section 3.06 shall reduce on an Actuarial Equivalent basis (but not below zero) any further benefits otherwise payable to such Participant under this Plan. In the event Participant does not become entitled to any further benefits under this Plan, Participant shall not be required to return any payment made under this Section 3.06.

3.07. Confidential Information

The Participant understands and acknowledges that during the Participant’s employment with the Company, the Participant has been and will be making use of, and acquiring or adding to the Company’s Confidential Information (as defined below). In order to protect the Confidential Information, the Participant will not, during the Participant’s employment with the Company or at any time thereafter, in any way utilize any of the Confidential Information except in connection with the Participant’s employment by the Company. The Participant will not at any time use any Confidential Information for the Participant’s own benefit or for the benefit of any person except the Company. At the end of the Participant’s employment with the Company, the Participant will surrender and return to the Company any and all Confidential Information in the Participant’s possession or control, as well as any other Company property in the Participant’s possession or control. The Participant acknowledges and agrees that benefits payable under the Plan shall be forfeited if the Participant breaches any of the provisions of this Section 3.07.

The term “Confidential Information” shall mean any information that is confidential and proprietary to the Company, including but not limited to the following general categories:

(a) trade secrets;

(b) lists and other information about current and prospective customers;

(c) plans or strategies for sales, marketing, business development, or system build-out;

(d) sales and account records;

(e) prices or pricing strategy or information;

(f) current and proposed advertising and promotional programs;

(g) engineering and technical data;

(h) the Company’s methods, systems, techniques, procedures, designs, formulae, inventions and know-how; personnel information;

(i) legal advice and strategies; and

(j) other information of a similar nature not known or made available to the public or the Company’s Competitors (as defined in Section 3.05).

Confidential Information includes any such information that the Participant may prepare or create during the Participant’s employment with the Company, as well as such information that has been or may be created or prepared by others. This promise of confidentiality is in addition to any common law or statutory rights of the Company to prevent disclosure of its Trade Secrets and/or Confidential Information.

Notwithstanding any other provision of this Section 3.07, for any Participant who was actively employed by the Company on December 31, 2004, these forfeiture provisions shall not apply to any benefits that were earned or accrued as of December 31, 2004 and otherwise vested or nonforfeitable (not considering these forfeiture provisions) and with respect to Mary McDermott, the portion of her benefits that were earned or accrued as of December 31, 2004 under the Old Plan and this Plan shall be fully vested and nonforfeitable, and not subject to forfeiture under these provisions, with respect to the amount of her benefits that were earned and accrued as of December 31, 2004 treating her as if she (i) had seven (7) years of service solely for purposes of determining her rights for benefits if she were to voluntarily terminate employment (but not for purposes of calculating her “Applicable Percentage”) and (ii) was fully vested in the NTELOS Inc. Savings and Security Plan and the Retirement Plan.

ARTICLE IV

GUARANTEES

NTELOS Inc. and any Affiliate participating in the Plan have only a contractual obligation to pay the benefits described in Article III. All benefits are to be satisfied solely out of the general corporate assets of the Company or the appropriate Affiliate which shall remain subject to the claims of its creditors. No assets of the Company or a participating Affiliate will be segregated or committed to the satisfaction of its obligations to any Participant or Beneficiary under this Plan. Notwithstanding the foregoing, the Company may establish a grantor trust in anticipation of its obligations to Participants and Beneficiaries but the assets of any such trust shall remain subject to the claims of the Company’s creditors. If the Company, in its sole discretion, elects to purchase life insurance on the life of a Participant in connection with the Plan, the Participant must submit to a physical examination, if required by the insurer, and otherwise cooperate in the issuance of such policy or his rights under the Plan will be forfeited.

ARTICLE V

TERMINATION OF EMPLOYMENT

5.01. No Guarantee of Employment

The Plan does not in any way limit the right of the Company or an Affiliate at any time and for any reason to terminate the Participant’s employment or such Participant’s status as an Eligible Employee. In no event shall the Plan, by its terms or by implication, constitute an employment contract of any nature whatsoever between the Company or an Affiliate and a Participant.

5.02. Termination of Employment

(a) Except as provided in subsection (b), a Participant who ceases to be an Eligible Employee or whose employment with the Company and its Affiliates is terminated either with or without Cause, for reasons other than Retirement, death or becoming Disabled while in the employ of the Company or an Affiliate, shall immediately cease to be a Participant under this Plan and shall forfeit all rights under this Plan. A Participant on authorized leave of absence from the Company shall not be deemed to have terminated employment or lost his status as an Eligible Employee for the duration of such leave of absence.

(b) A Participant who terminates his employment with the Company prior to Retirement, death or becoming Disabled while in the employ of the Company or an Affiliate but (i) after completing seven (7) Years of Service or (ii) after a Control Change Date, shall be entitled to benefits under the Plan as of the date he would have been eligible to Retire and determined under Plan Section 3.01(a), based on his Years of Service as of his termination of employment (which shall include any Years of Service creditable under the second sentence of Section 1.23); provided, however, that no benefits shall be payable if (1) the Participant terminates his employment voluntarily (other than a voluntary termination (a) after completing seven (7) Years of Service or (b) with Good Reason after a Change in Control) or (2) the Company discharges the Participant with Cause as determined by the Board. Notwithstanding the foregoing, however, if a Participant terminates his employment with the Company after a Control Change Date and is otherwise entitled to receive benefits under this Section 5.02(b), such Participant shall be entitled to a lump sum cash payment which shall be made as soon as practical after termination of employment equal to the Actuarial Equivalent of all his benefits under the Plan, which payment shall reduce on an Actuarial Equivalent basis (but not below zero) any further benefits otherwise payable to such Participant under this Plan.

ARTICLE VI

COORDINATION OF BENEFITS

The amount payable in any month to a Participant or Beneficiary, under the Plan shall be reduced, but not below zero, by the Actuarial Equivalent of any amount paid or payable to the Participant for the month in question or a prior or future month from a Supplemental Benefit Account.

This limitation shall not apply to the extent that its application would result in the payment of an after-tax benefit under the Plan and a Supplemental Benefit Account that is less than the benefit otherwise payable under Article III on an after-tax basis. In determining the amount payable under Plan and from a Supplemental Benefit Account on an after-tax basis, the Committee shall make its determination using the maximum rates of federal, state, and local income taxes that are applicable to the Participant or Beneficiary.

ARTICLE VII

TERMINATION, AMENDMENT OR MODIFICATION OF PLAN

7.01. Amendment or Termination

Except as otherwise specifically provided, the Company reserves the right to terminate, amend or modify this Plan, wholly or partially, at any time and from time to time; provided, however, that without a Participant’s consent, the Board may not terminate, amend or modify (i) Section 1.04, Section 1.05, Section 1.12, Article II, Article III, Section 5.02(b), Section 7.01, Section 7.03 and Exhibit I at any time or (ii) any other provision of the Plan within twelve (12) months before a Control Change Date or after a Control Change Date. Such right to terminate, amend or modify the Plan shall be exercised by the Board.

7.02. Notice Requirement

(a) Plan Section 7.01 notwithstanding, no action to terminate the Plan shall be taken except upon written notice to each Participant to be affected thereby, which notice shall be given not less than thirty (30) days prior to such action.

(b) Any notice which shall be or may be given under the Plan shall be in writing and shall be mailed by United States mail, postage prepaid. If notice is to be given to the Company such notice shall be addressed to it at Post Office Box 1990, Waynesboro, Virginia 22980-1990; addressed to the attention of the Corporate Secretary. If notice is to be given to a Participant, such notice shall be addressed to the Participant’s last known address.

7.03. Special Rule

The rights of the Company set forth in Plan Section 7.01 are subject to the condition that the Board shall take no action to terminate the Plan or decrease any benefit that has accrued (based on the Participant’s Years of Service as of the time of the Board’s action) or become payable to a Participant, after the Participant accrues or commences receiving such benefits, without such Participant’s consent, until all such benefits are paid in full or Participant is no longer entitled to receive them, in each case pursuant to the terms of the Plan. For purposes of this Plan Section 7.03, a Participant shall be treated as having accrued a benefit on and after the time the Participant is credited with a Year of Service under the Plan and Years of Service shall include any Years of Service creditable under the second sentence of Section 1.23. Notwithstanding the foregoing, nothing in this Plan Section 7.03 shall prevent the Board from amending the Plan to preclude any further Eligible Employees from becoming Participants in the Plan or to preclude any Participant from further accruing any additional amount of benefits under the Plan after such time above the amount of benefits accrued based on the Participant’s Years of Service as of the time of the Board’s action. In the event the Board, as described in the preceding sentence, amends the Plan to preclude the further accrual of any additional amount of benefits under the Plan after the time of the Board’s action, notwithstanding any other provision of this Plan, the amount of such Participant’s benefits described in Article III, Plan Section 5.02(b) or otherwise shall be calculated as described in the applicable provisions of the Plan and based on the Participant’s Years of Service credited on or before the time of the Board’s action; however, in that event, any other provision of the Plan that requires a determination of a Participant’s Years of Service for any purpose other than calculating the amount of the Participant’s benefits described in Article III, Plan Section 5.02(b) or otherwise (including without limitation for the purpose of determining any entitlement to receipt of such amount of benefits) shall include any Years of Service credited to the Participant after the time of the Board’s action.

7.04. Effect of Plan Termination

Except as provided in Plan Section 7.03, upon the termination of this Plan by the Board, the Plan shall no longer be of any further force or effect, and neither the Company, any Affiliate nor any Participant shall have any further obligation or right under this Plan.

ARTICLE VIII

OTHER BENEFITS AND AGREEMENTS

The benefits provided for a Participant under the Plan are in addition to any other benefits available to such Participant under any other plan or program of the Company for its employees, and, except as may otherwise be expressly provided for, the Plan shall supplement and shall not supersede, modify or amend any other plan or program of the Company in which a Participant is participating.

ARTICLE IX

RESTRICTIONS ON TRANSFER OF BENEFITS

No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit. If any Participant under the Plan should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right to a benefit hereunder, then such right or benefit, in the discretion of the Board, shall cease and terminate, and, in such event, the Board may hold or apply the same or any part thereof for the benefit of such Participant, his or her spouse, children, or other dependents, or any of them, in such manner and in such portion as the Board may deem proper.

ARTICLE X

ADMINISTRATION OF THE PLAN

10.01. The Board

The Plan shall be administered by the Board. Subject to the provisions of the Plan, the Board may adopt such rules and regulations as may be necessary to carry out the purposes hereof. The Board’s interpretation and construction of any provision of the Plan shall be final and conclusive.

10.02. Indemnification of the Board

The Company shall indemnify and save harmless each member of the Board against any and all expenses and liabilities arising out of his administration of the Plan, excepting only expenses and liabilities arising out of his own willful misconduct. Expenses against which a member of the Board shall be indemnified hereunder shall include without limitation, the amount of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted under the Plan, or a proceeding brought or settlement thereof. The foregoing right of indemnification shall be in addition to any other rights to which any such member may be entitled.

10.03. Powers of the Board

In addition to the powers hereinabove specified, the Board shall have the power to compute and certify the amount and kind of benefits from time to time payable to Participants under the Plan, to authorize all disbursements for such purposes, and to determine whether a Participant is entitled to a benefit under the Plan.

10.04. Information

To enable the Board to perform his functions, the Company shall supply full and timely information to the Board on all matters relating to the compensation of all Participants, their retirement, death or other cause for termination of employment, and such other pertinent facts as the Board may require.

ARTICLE XI

MISCELLANEOUS

11.01. Binding Nature

The Plan shall be binding upon the Company, any participating Affiliates and its successors and assigns; subject to the powers set forth in Article VII, and upon a Participant and his assigns, heirs, executors and administrators.

11.02. Governing Law

To the extent not preempted by federal law, the Plan shall be governed and construed under the laws of the Commonwealth of Virginia (including its choice of law rules, except to the extent those rules would require the application of the law of a state other than Virginia) as in effect at the time of their adoption and execution, respectively.

11.03. Use of Masculine and Feminine; Singular and Plural

Masculine pronouns wherever used shall include feminine pronouns and the use of the singular shall include the plural.

ARTICLE XII

ADOPTION

The Company has adopted this Plan pursuant to action taken by the Board.

NTELOS INC.

BY:	/s/ Michael B. Moneymaker
NAME:	Michael B. Moneymaker
TITLE:	Executive Vice President, Chief Financial Officer, Treasurer and Secretary

EXHIBIT I

Participant’s Years of Service	Applicable Percentage
1	5.0
2	10.0
3	15.0
4	20.0
5	25.0
6	30.0
7	34.0
8	36.0
9	38.0
10	40.0
11	42.0
12	44.0
13	46.0
14	48.0
15	50.0
16	51.5
17	53.0
18	54.5
19	56.0
20	57.5
21	59.0
22	60.5
23	62.0
24	63.5
25	65.0
26	66.5
27	68.0
28	69.5
29	71.0
30	72.5
31	74.0
32	75.5
33	77.0
34	78.5
35	80.0